Exhibit 10.2

AMERICAN PUBLIC EDUCATION, INC.

EXECUTIVE SEVERANCE PLAN

AMERICAN PUBLIC EDUCATION, INC.

EXECUTIVE SEVERANCE PLAN

Effective May 12, 2017

ARTICLE I

PURPOSE AND TERM

1.1.            Purpose. American Public Education, Inc. (the “Company”) hereby establishes this Executive Severance Plan (the “Plan”) to provide certain executive employees with severance benefits designed to mitigate the effects of unemployment in the event that their employment is involuntarily terminated by the Company. The Company intends that this Plan qualify as, and come within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for, an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.

1.2.            Term. The Plan shall be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 9.1. The Plan shall continue until terminated pursuant to Section 9.1 of the Plan.

ARTICLE II

DEFINITIONS

Wherever used herein, the following terms have the following meanings unless the context clearly requires a different meaning:

2.1              “Accrued Amounts” means any of the following:

(a) any unpaid Base Salary, accrued vacation pay, and unreimbursed business expenses owed to the Participant through the date of such Participant’s termination of employment; and

(b) any benefits provided under the Company’s employee benefit plans upon or following a termination of employment, in accordance with the terms of such plans.

2.2              “Affiliate” means any corporation (other than the Company) or non-corporate entity that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act.

2.3                 “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive or equity compensation.

2.4                 “Board” means the Board of Directors of the Company.

2.5                 “Cause” means, with respect to any Participant and as determined by the Committee, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between such Participant and the Company or an Affiliate.

2.6              “Change in Control” means the occurrence of any of the following:

(a)          the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

(b)          a sale of substantially all of the assets of the Company to another person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(c)          any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person owning 50% or more of the combined voting power of all classes of common stock of the Company.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.7              “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.8              “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.9              “Committee” means the Compensation Committee of the Board.

2.10          “Company” means American Public Education, Inc., a Delaware corporation, and any successor thereto.

2.11          “Disability” means the inability of a Participant to perform each of the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.

2.12             “Earned Bonus” means the bonus, if any, earned by a Participant with respect to the calendar year ending on or preceding his or her Termination Date, to the extent not previously paid.

2.13             “Effective Date” means May 12, 2007.

2.14             “Employee” means any regular, full-time or part-time employee of the Company or an Affiliate.

2.15             “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following without the consent of the Participant:

(a)	a material diminution in the Participant’s authority, duties or responsibilities;

(b)	a material reduction in the Participant’s Base Salary; or

(c)	a material change in the geographic location at which the Participant must perform services (it being agreed that for purposes of this Plan, a required relocation of the Participant’s principal place of employment of more than 50 miles shall be material).

A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall have first delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), the Company shall have failed to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason identified by the Participant within 30 days after receiving such written notice from the Participant, and the Participant shall actually terminate employment within 60 days following the Company’s failure to correct the occurrence supporting termination for Good Reason.

2.16          “Participant” has the meaning set forth in Section 3.1.

2.17          “Plan” means this American Public Education, Inc. Executive Severance Plan, as amended from time to time.

2.18          “Prorated Annual Bonus” means the product of (i) the annual cash bonus, if any, that the Participant would have earned for the entire calendar year in which the Termination Date occurs based on the actual level of achievement of any company performance goals for such year and the higher of the actual or target level of achievement of any individual performance goals for such year; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the calendar year in which the Termination Date occurs and the denominator of which is the number of days in such year.

2.19             “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Section 8.2.

ARTICLE III

PARTICIPATION

3.1                 Employees of the Company at the Senior Vice President level and above or comparably situated employees of the Company’s subsidiaries, in each case who are designated for participation in the Plan by the Committee from time to time, shall participate in the Plan (each a “Participant,” and collectively, the “Participants”).

ARTICLE IV
SEVERANCE BENEFITS

4.1                 Termination Without Cause or for Good Reason. If a Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, the Participant shall be entitled to receive the Accrued Amounts and the Earned Bonus. In addition, and subject to the terms and conditions of Section 5.2, the Participant shall be entitled to receive the following severance payments:

(a)          An amount equal to the sum of the Participant’s Base Salary in effect immediately prior to the Termination Date, payable for a 12-month period beginning on the 61st day following the Termination Date, in accordance with Company’s normal payroll practices, plus, the Participant’s Prorated Annual Bonus, paid on the date that annual bonuses are paid to the Company’s executives, or, if later, the 61st day following the Termination Date; and

(b)          An amount, determined in the sole discretion of the Committee, equal to 12 times the difference between (x) the monthly COBRA premium paid by the Participant for group health plan coverage for the Participant and, if applicable, the Participant’s eligible dependents and (y) the monthly premium amount paid by the Participant immediately prior to the Termination Date for the same coverage, payable in a single lump sum on the 61st day following the Termination Date.

4.2                 Termination Without Cause or for Good Reason in connection with a Change in Control. If a Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, in either case, within six months following a Change in Control, the Participant shall be entitled to receive the Accrued Amounts and the Earned Bonus. In addition, and subject to the terms and conditions of Section 5.2, the Participant shall be entitled to receive the following severance payments:

(a)          An amount equal to the 1.5 times the sum of the Participant’s Base Salary in effect immediately prior to the Termination Date, plus the Participant’s target annual bonus for the year in which the Termination Date occurs, payable in a single lump sum on the 61st day following the Termination Date; provided, however, that if the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, payments will be made in accordance with the timing set forth in Section 4.1(a); and

(b)          An amount, determined in the sole discretion of the Committee, equal to 18 times the difference between (x) the monthly COBRA premium paid by the Participant for group health plan coverage for the Participant and, if applicable, the Participant’s eligible dependents and (y) the monthly premium amount paid by the Participant immediately prior to the Termination Date for the same coverage, payable in a single lump sum on the 61st day following the Termination Date.

4.3                 Termination Due to Disability or Death. If a Participant’s employment with the Company is terminated due to Disability or death, the Company will pay the Accrued Amounts and the Earned Bonus to the Participant or his or her designated beneficiaries (or, if there are no such designated beneficiaries, to the Participant’s estate), respectively.

4.4                 Termination for Cause or Without Good Reason. If a Participant’s employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason, the Company will pay the Participant the Accrued Amounts and the Earned Bonus. The Company will have no further obligations to such Participant under this Plan.

4.5              Equity Awards. The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

4.6              No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE V
RESTRICTIVE COVENANTS; CONDITIONS TO SEVERANCE

5.1              Restrictive Covenants. During a Participant’s employment with the Company or an Affiliate and for a period of 12 months following the Termination Date, the Participant will not, (a) in the United States or any other jurisdiction in which the Company or an Affiliate is engaged or has reasonably firm plans to engage in business, whether as a principal, investor, employee, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) a person or entity that engages in any business in which the Company or an Affiliate is engaged (a “Competing Business”), where the Participant’s position or service for such Competing Business relates to the Participant’s positions with or the types of services performed by the Participant for the Company or an Affiliate, or is otherwise competitive with the Company’s or an Affiliate’s products or services; provided, however, that the foregoing will not prohibit the Participant from (i) serving on a board of directors (or comparable bodies) of other entities where the Company has given prior permission, (ii) following the Termination Date, being employed by (A) a campus-based institution of higher education that derives no more than twenty percent (20%) of its revenues from online education, provided, that the Participant is not predominantly engaged in supporting the online education, or (B) an online learning company that does not provide higher education, or (iii) serving as a faculty member, “scholar in residence” or similar academic position, provided, that the Participant does not engage in administrative matters, other than to a de minimis extent. Notwithstanding the preceding sentence, the Participant may directly or indirectly own, solely as an investment, less than one percent (1%) of the outstanding stock of any corporation listed on a national securities exchange. In addition, during a Participant’s employment with the Company or its Affiliate and for 12 months following the Termination Date, the Participant will not solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the Company or an Affiliate to render services for any other person, firm, entity, or corporation or to terminate his or her employment with the Company or an Affiliate.

If a judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 5.1 is unenforceable against a Participant, the provisions of this Section 5.1 shall not be rendered void but shall be deemed amended to apply as to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 5.1 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

5.2           Conditions to Severance. Notwithstanding any provision herein to the contrary, the Company’s payment of any severance amount pursuant to Sections 4.1 and 4.2 (other than the Accrued Amounts and the Earned Bonus) to a Participant shall be conditioned upon (i) the Participant’s compliance with the obligations set forth in Section 5.1 hereof, (ii) the Participant executing a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant's Termination Date; and (iii) with respect to the amounts in Sections 4.1(b) and 4.2(b) only, the Participant timely and properly electing continuation coverage under COBRA.

ARTICLE VI
REDUCTION OF PAYMENTS

6.1              In the event that it is determined that any payment, distribution or benefit made by the Company, any Affiliate or any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the payments due under this Agreement shall be reduced so that the Total Payments will not result in the imposition of such Excise Tax. Notwithstanding the foregoing, if (x) the Total Payments exceed three (3) times the Participant’s “base amount” as defined within Section 280G and (y) the Participant would receive at least $50,000 more on a net after-tax basis if the Total Payments were not reduced pursuant to this section (after payment of the Excise Tax), then the Company will not reduce the Total Payments and the Participant shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Termination Date occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Participant’s residence on the Termination Date.

6.2                 If the Company is required under Section 6.1 to reduce the Total Payments, the payment reduction shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Section 280G of the Code, and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the Company’s independent accountants, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Total Payments) shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

ARTICLE VII
CLAIMS AND APPEAL PROCEDURES

7.1                 Claims Procedures. Severance payments under the Plan will be automatically paid to a Participant who qualifies for such benefits and satisfies the conditions in Section 5.2. A Participant who believes he or she is entitled to severance payments under this Plan and has not been provided such benefits must file a written claim for such benefits with the Committee. The Committee shall render a written decision concerning the claim not later than 90 days after its receipt, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered not later than 120 days after receipt of the claim. Written notice of the extension will be furnished to the Participant prior to the expiration of the initial 90-day period and will indicate (i) the special circumstances requiring an extension of time for processing the claim, and (ii) the date the Committee expects to render its decision. For purposes of this Section 7.1, any payment of severance under this Plan shall be treated as the issuance of a written decision by the Committee to approve the claim for benefits.

If the claim is denied, in whole or in part, such decision shall include (i) the specific reasons for the denial; (ii) a reference to the Plan provision(s) constituting the basis of the denial; (iii) a description of any additional material or information necessary for the Participant to perfect his claim; (iv) an explanation as to why such additional material or information is necessary; and (v) a description of how the claim review procedure is administered. If the notice of denial is not furnished in accordance with the above procedure, then the claim shall be deemed denied and the Participant may appeal the decision.

7.2                 Appeal Procedure. If the Participant’s claim is denied, in whole or in part, he then has 60 days to appeal the decision. An appeal must be submitted in writing to the Committee. The Participant may also submit a written request to review copies of the pertinent Plan documents in connection with his appeal. The review of the appeal shall be conducted by the Committee, which shall afford the Participant a hearing, and which shall render a decision in writing within 60 days of a request for review, provided that if the Committee determines prior to the end of such 60-day review period that special circumstances require an extension of time for review of the appeal, the period for review on the appeal shall be extended by an additional 60 days. The Participant shall receive written notice of the Committee’s decision on the appeal, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

7.3              Exhaustion of Administrative Remedies. No action may be brought for severance payments provided under the Plan, or to enforce any right thereunder, until a claim has been submitted and the appeal rights under the Plan have been exhausted.

ARTICLE VIII
NOTICE; TERMINATION DATE

8.1                 Written Notice Required. Any purported termination of employment by the Company shall be communicated by written notice to the Participant at least 15 days prior to the effective date of such termination of employment, and any purported termination of employment by the Participant shall be communicated by written notice to the Company at least 60 days prior to the effective date of such termination of employment (each, a “Notice of Termination”). The failure of the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Participant, respectively, hereunder or preclude the Company or the Participant, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

8.2                 Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination, but in no event will such date be prior to the date on which the required notice periods set forth in Section 8.1 have elapsed.

ARTICLE IX
MISCELLANEOUS

9.1                 Amendment and Termination. The Committee or the Board may amend or terminate the Plan at any time it may deem advisable without the consent of any person or entity, which shall automatically effect a corresponding amendment to, or termination of, a Participant’s rights and benefits hereunder; provided that any termination of the Plan shall not become effective until twelve months after the date of the Committee’s or the Board’s action to terminate the Plan; and, provided further, that if any Participant becomes entitled to severance payments during such 12-month period, the Plan shall continue in full force and effect and shall not terminate with respect to such Participants until after all such Participants have received their severance payments in full. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Committee of the Board.

9.2              Administration and Committee Powers. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Committee. The Committee shall administer the Plan and any severance payments provided under the Plan. The Committee may, in its discretion, secure the services of other parties, including agents and/or employees to carry out the day-to-day functions necessary to an efficient operation of the Plan. The Committee shall have the exclusive, discretionary right to interpret the terms of the Plan, to determine eligibility for participation and the amount of payments, and to make such other determinations and to exercise such other powers and responsibilities as shall be provided for in the Plan or shall be necessary or helpful with respect thereto. The decision of the Committee on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Committee shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

9.3              Withholding of Taxes. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under the Plan.

9.4                 Section 409A.

(a)          The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)          Notwithstanding any other provision of the Plan, if any amount or benefit payable to a Participant under this Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code during a period in which the Participant qualifies as a “specified employee” as defined in Section 409A of the Code, then (subject to any permissible acceleration of payment under Section 409A of the Code): (i) the amount of such nonqualified deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

9.5                 Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

9.6                 Unfunded Plan. Any severance amounts payable under the Plan shall be paid from the general assets of the Company, and Participants and any other person who may have rights hereunder shall be unsecured general creditors of the Company with respect to such amounts.

9.7              Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.

9.8              Assignment. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant should die while any amount remains payable to such Participant hereunder, all such amounts shall be paid to the executors, personal representatives or administrators of such Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.9                 Validity and Severability. If any provision of the Plan is held invalid or unenforceable, its validity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

9.10             Governing Law. The Plan shall be construed and interpreted in accordance with the laws of the State of West Virginia without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.